Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

19-13

Investors - Kip Rupp, CFA	Media – Lynn Hancock
Quanta Services, Inc.	Ward
(713) 341-7260	(713) 869-0707

MARTHA WYRSCH JOINS QUANTA SERVICES BOARD OF DIRECTORS

Adds Extensive Executive-Level Utility and Energy Industry Experience

HOUSTON – Oct. 9, 2019 – Quanta Services, Inc. (NYSE:PWR) announced today the appointment of Martha B. Wyrsch to the company’s Board of Directors. Ms. Wyrsch brings extensive experience from the utility and energy industry to Quanta’s board.

David McClanahan, Quanta Services’ independent Chairman of the Board, commented, “Martha is highly respected and has extensive experience with a number of large utility and energy companies, bringing a valuable perspective to Quanta’s board and the company. We are pleased to have Martha join what is already a talented, engaged and dynamic board.”

Ms. Wyrsch, 61, brings wide-ranging executive-level experience in the utility and energy industry, including extensive operational, management and legal expertise. She previously served as Executive Vice President and General Counsel of Sempra Energy, an energy infrastructure and services company with operations in the United States and internationally, from September 2013 until March 2019, where she oversaw legal and compliance matters, and as President – North America of Vestas American Wind Technology, a wind turbine services company, from 2009 until 2012, where she had direct responsibility for North American sales, construction, services and maintenance. From 2007 until 2008 she served as President and Chief Executive Officer of Spectra Energy Transmission, a natural gas transmission and storage business in the United States and Canada. From 1999 through 2007, she served in various roles of increasing responsibility with Duke Energy Corporation, including as President and Chief Executive Officer, Gas Transmission from 2005 until 2007. She has served as a director of First American Financial Corporation, a publicly traded financial services company, since 2018 and as a director of Spectris plc, a provider of specialty instrumentation and controls that is listed on the London Stock Exchange, since 2012. Ms. Wyrsch holds a Bachelor of Arts degree and a Juris Doctor degree.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the utility, pipeline, energy and communications industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy and communications infrastructure. With operations throughout the United States, Canada, Latin America, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.